Exhibit 99.1

Matson, Inc. Board Appoints Matt Cox Chairman

Ron Forest elevated to Matson President

John Lauer named Chief Commercial Officer

Jeff Watanabe named Lead Independent Director

HONOLULU (April 27, 2017) — Matson, Inc.  (NYSE: MATX) Board of Directors Chairman Walter A. Dods today announced the appointment of company President and CEO Matthew J. Cox to succeed him as Chairman of the Board.  The appointment becomes effective at the end of the company’s annual shareholders meeting today, as Dods retires from the Board in accordance with the company’s Corporate Governance Guidelines limiting board members’ age. Additionally, the Board of Directors designated Jeffrey N. Watanabe to serve as the Lead Independent Director of the Matson Board.

“In my nearly 30 years associated with Matson, I’ve never felt stronger about its leadership and long-term prospects.  Matt, this company and its Board of Directors are firmly focused on consistently generating income to support Matson’s continued investment in strategic growth and delivering strong shareholder value over time,” Dods said.

“I am honored by this appointment and will devote myself to fulfilling the Board’s vision for Matson as a leading carrier of the Pacific,” Cox said. “Walt has set us on a strong course and positioned the Board well to guide Matson’s continued growth and development for years to come.”

Cox retains his duties as Chief Executive Officer of Matson, Inc.

Concurrent with his appointment as Chairman of the Board, Cox announced the promotion of two other senior Matson executives:

Ronald J. Forest, Senior Vice President, Operations, has been promoted to President of Matson with continued responsibility for all of the company’s operations, including vessels, terminals, equipment, labor relations, purchasing and engineering as well as overseeing Matson’s investment in SSAT, a West Coast stevedoring joint venture with SSA Marine.

John P. Lauer, Senior Vice President, Ocean Services, has been promoted to Chief Commercial Officer of Matson with continued responsibility for sales, marketing, customer service, pricing and government services for Matson’s ocean transportation division.

“In light of my new responsibilities as Chairman, we are expanding the roles of Ron Forest and John Lauer who are proven leaders and have been integral to managing Matson’s growth over the past decade — two decades, in Ron’s case,” Cox said.

Cox joined Matson in June 2001 as Senior Vice President and Chief Financial Officer. He was named Executive Vice President and Chief Operating Officer in 2005 and President in 2008.  He became CEO in June 2012, and has been responsible for overseeing the entire Matson organization, which includes Matson Navigation Company, Inc. (ocean transportation), Matson Logistics, Inc. (logistics) and Matson Terminals, Inc. (terminal operations in Hawaii).

Forest’s career in the maritime industry began in 1978.  He joined Matson in 1995 as Operations Manager, Southern California and rose through the ranks to become a vice president in 1998. In 2000, he was named President and Chief Executive Officer of Matson Logistics and charged with overseeing the management and growth of Matson’s largest subsidiary. In 2002, he returned to Matson as head of the company’s operations division, and was promoted to Senior Vice President in 2003.

Lauer also has more than 30 years’ experience in the maritime industry. He joined Matson in 2007 as Director, Transpacific Services, and has had a leadership role in establishing Matson as the premier cargo carrier in the Pacific. He was named Vice President, Transpacific Services, in 2012 and Senior Vice President, Ocean Services in 2015.

Forest and Lauer will continue to report to Cox, whose new title is Chairman and Chief Executive Officer.

About Matson

Founded in 1882, Matson (NYSE: MATX) is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load freight consolidation and forwarding to Alaska. Additional information about Matson, Inc. is available at www.matson.com.

Investor Relations inquiries:	Media inquiries:

Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510-628-4021	510-628-4534
jholland@matson.com	kwagner@matson.com